                                                                      EXHIBIT 23


                              ACCOUNTANTS' CONSENT

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-28081) on Form S-4 and the Registration Statement (No. 33-60699) on Form S-8 of BancorpSouth, Inc. of our report dated January 20, 1998, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the 1997 annual report on Form 10-K of BancorpSouth, Inc.

KPMG Peat Marwick LLP

Memphis, Tennessee
March 28, 1998




75